Exhibit 10.2

AGREEMENT

AGREEMENT made as of December 31, 2006, (the Effective Date) between Equity Inns TRS Holdings, Inc., a Tennessee corporation, whose principal business address is c/o Equity Inns Partnership, L.P., 7700 Wolf River Boulevard, Germantown, TN 38138, (Purchasing Member) and Phillip H. McNeill, Jr. whose address is c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, TN 38138 ( Selling Member).

RECITALS

A.
Purchasing Member and Selling Member are members of GHII, LLC, a Tennessee Limited Liability Company (GHII) formed as of January 1, 2002, for the purpose of procuring, selling and installing furniture, fixtures and equipment to various accounts.

B.
Purchasing Member owns Forty-five percent (45%) of the membership units of GHII and Selling Member owns Two and One-Half percent (2.5%) of the membership units (Seller’s Units) of GHII. The remaining membership units of GHII are owned by entities not connected with this transaction.

C.
As of the Effective Date, Selling Member wants to sell the Seller’s Units for the consideration hereinafter set forth and Purchasing Member wants to purchase the Seller’s Units for the consideration and pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained herein, Purchasing Member and Selling Member agree as follows:

1.
Selling Member hereby sells, transfers, and assigns to Purchasing Member all of its right, title and interest in and to the Seller’s Units for the total cash consideration of $657,000 to be paid to Selling Member on January 3, 2007. Selling Member warrants that it owns the Seller’s Units and that the Seller’s Units are unencumbered and may be sold as set forth herein without restriction or violation or contravention of any contract or agreement. In addition to the above consideration, Selling Member shall be entitled to receive and shall be paid all distributions of income related to Seller’s Units for calendar year 2006.

2	Selling Member will promptly execute and deliver any additional documents that may be reasonably required to complete the sale of the Seller’s Units to Purchasing Member.

3. This Agreement will be binding and inure to the benefit of the parties hereto and their respective successors and assigns.

4. Purchasing Member and Selling Member agree that the closing of this transaction shall be on the Effective Date written above.

IN WITNESS WHEREOF, Purchasing Member and Selling Member have executed this Agreement effective as of the Effective Date first above written.

Purchasing Member:
Equity Inns TRS Holdings, Inc.

By: /s/ J. Mitchell Collins

Its: Executive Vice President

Selling Member:

/s/ Phillip H. McNeill, Jr.
Phillip H. McNeill, Jr.